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                                NAB ASSET CORPORATION
                           ANNOUNCES COMPLETION OF MERGER
                        AND ESTABLISHMENT OF LIQUIDATING TRUST


                                FOR IMMEDIATE RELEASE

    Houston, Texas -- NAB Asset Corporation (NASDAQ:NABC) today announced that it has completed the previously announced merger of a wholly owned subsidiary of Consumer Portfolio Services, Inc. ("CPS") with and into NAB Asset. In the merger, the shareholders of NAB will receive on a pro rata basis (i) an aggregate cash distribution of $15.3 million, (ii) an undivided interest in a liquidating trust and (iii) 62% of the outstanding shares of the new combined company, which have a net asset value of approximately $7.5 million or ($1.10 per share of NAB common stock). A letter of transmittal for the exchange of the old NAB Asset commons shares for the cash, liquidating trust interest and new NAB Asset stock is expected to be mailed to shareholders within five days.

    The Company also announced the completion of the transactions contemplated by the agreement with its management to sell the Company's partnerships to them for approximately $1.5 million, which will result in a gain of approximately $1.2 million. The proceeds from this sale will be included in the cash distribution to shareholders of $3.64 per share for the 4.2 million shares of common stock of NAB.

    In connection with the completion of the merger, the liquidating trust received $2.4 million in cash, subject to certain contingencies, and all of the non-cash assets of NAB. The objective of the trust is to liquidate or otherwise realize on the non-cash assets within one year. The cash transferred consists of the settlement proceeds of a loan, the guarantor of which is currently in bankruptcy. The assets transferred primarily consist of four larger pieces of undeveloped real estate in Texas and Louisiana. These assets have a book value of approximately $4.1 million which, together with the transferred cash, results in book value of $1.56 per share of NAB common stock. The interests in the liquidating trust are non-transferrable.

    The new combined company will seek to establish or acquire new businesses. It is currently contemplated that such business will be involved in the financial services and financial products markets. The combined company will initially be capitalized with $7.5 million in cash and will no longer be subject to the various restrictions previously existing in NAB's articles of incorporation that limit its operations. In an effort to protect the Company's large net operating loss carryforwards, the new securities issued to the shareholders of NAB in the merger generally restrict the acquisition of 5% or more of the outstanding shares of common stock of the new company so as to prevent the occurrence of an ownership change under the Federal income tax laws.

    In connection with the merger, the board of directors of NAB was reconstituted to consist of: Charles E. Bradley, Sr., Michael W. Caton, Charles
E. Bradley, Jr., Emil A. Nakfoor and Robert

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A. Bettigole.  Michael W. Caton will serve as President and Chief Operating
Officer and Charles E. Bradley, Sr. will serve as Chief Executive Officer.

    The merger, including the transfer to the liquidating trust and the sale of the general partner interests to management, was approved by the shareholders of NAB at a special meeting of its shareholders held today.

    The trading symbol for the new NAB Asset common stock will be "NABDV" immediately following the merger. The Company expects that "when issued" trading of the new stock will begin on the morning of Thursday, June 6, 1996.

    For further information, contact Michael W. Caton, President and Chief Operating Officer, of NAB at (706) 579-2777.



June 5, 1996


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